Exhibit 99-1

Energy East Corporation Announces Second Quarter 2004 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, August 5, 2004 - Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the quarter ended June 30, 2004, were 29 cents while earnings per share for the 12 months ended June 30, 2004, were $1.45. Those earnings exclude discontinued operations that reflect the results of two nonutility businesses sold in 2003, and a third business sold on July 26, 2004.

Earnings of 29 cents per share for the quarter ended June 30, 2004 were 10 cents higher than earnings from continuing operations of 19 cents per share for the quarter ended June 30, 2003. Second quarter earnings were favorably affected by the Rochester Gas and Electric Corporation (RG&E) Electric and Natural Gas Rate Agreements, approved by the New York State Public Service Commission on May 20, 2004, and the sale of Ginna nuclear generating station (Ginna) to Constellation Generation Group, LLC on June 10, 2004. The one-time benefits from these items were 7 cents per share. Other items that favorably affected earnings were lower stock-based compensation expenses, an increase in retail electric deliveries of 2% and lower financing costs. These increases were partially offset by lower natural gas deliveries due to milder weather.

Earnings per share from continuing operations for the 12 months ended June 30, 2004, were down 19 cents compared to $1.64 for the 12 months ended June 30, 2003. Items that contributed to the change in earnings for the 12-month period include: lower gas deliveries primarily due to the effects of weather, lower pension income and higher stock-based compensation costs. Those decreases were partially offset by the RG&E Electric and Natural Gas Rate Agreements and sale of Ginna, as discussed above, as well as lower financing costs and savings from integration initiatives. The period ending June 30, 2003 was also affected by a 2002 restructuring charge.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended June 30	2004	2003	2004	2003

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$980,566	$979,113	$4,649,663	$4,570,596
Operating Expenses
Electricity purchased and fuel used in generation	338,253	300,967	1,405,015	1,344,690
Natural gas purchased	169,700	178,414	1,041,733	935,051
Other operating expenses	158,065	199,916	793,451	797,851
Maintenance	42,814	43,309	198,962	184,195
Depreciation and amortization	84,799	73,774	320,443	296,852
Other taxes	58,248	58,382	260,451	280,127
Restructuring expenses	-	-	-	40,567
Gain on sale of generation assets	(319,487)	-	(319,487)	3,732
Deferral of asset sale gain	214,368	-	214,368	(3,141)

Total Operating Expenses	746,760	854,762	3,914,936	3,879,924

Operating Income	233,806	124,351	734,727	690,672
Writedown of Investment	-	-	-	12,209
Other (Income)	(11,681)	(2,278)	(32,465)	(19,334)
Other Deductions	4,398	1,261	37,339	(1,070)
Interest Charges, Net	68,822	68,090	287,781	284,690
Preferred Stock Dividends of Subsidiaries	1,791	8,739	4,631	34,024

Income from Continuing Operations Before Income Taxes	170,476	48,539	437,441	380,153
Income Taxes	127,694	20,206	225,443	142,160

Income From Continuing Operations	42,782	28,333	211,998	237,993

Discontinued Operations
Income (loss) from businesses sold	(4,249)	(901)	(21,685)	3,910
Income taxes (benefits)	467	(285)	(15,570)	1,011

Income (Loss) From Discontinued Operations	(4,716)	(616)	(6,115)	2,899

Net Income	$38,066	$27,717	$205,883	$240,892

Earnings Per Share From Continuing Operations, basic	$.29	$.19	$1.45	$1.64

Earnings Per Share From Continuing Operations, diluted	$.29	$.19	$1.45	$1.64

Earnings Per Share From Discontinued Operations, basic	$(.03)	-	$(.04)	$.02
Earnings Per Share From Discontinued Operations, diluted	$(.03)	-	$(.04)	$.02

Total Earnings Per Share, basic	$.26	$.19	$1.41	$1.66

Total Earnings Per Share, diluted	$.26	$.19	$1.41	$1.66

Dividends Paid Per Share	$.26	$.25	$1.02	$.98

Average Common Shares Outstanding, basic	146,148	145,415	145,962	144,993

Average Common Shares Outstanding, diluted	146,596	145,640	146,267	145,079

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended June 30	2004	2003	2004	2003

Electricity (thousands of megawatt-hours)
Residential	2,626	2,557	11,751	11,745
Commercial	2,248	2,181	9,356	9,314
Industrial	1,887	1,882	7,372	7,496
Other	534	521	2,227	2,249

Total retail	7,295	7,141	30,706	30,804
Wholesale	1,870	1,385	6,906	5,521

Total	9,165	8,526	37,612	36,325

Natural Gas (thousands of dekatherms)
Residential	11,619	13,832	82,337	86,856
Commercial	3,808	3,778	26,620	25,716
Industrial	654	543	3,663	3,534
Other	2,307	2,327	11,028	13,470
Transportation of customer-owned gas	17,564	18,546	84,403	94,064

Total retail	35,952	39,026	208,051	223,640
Wholesale	-	1,548	1,509	7,952

Total	35,952	40,574	209,560	231,592